Exhibit 10.15

VIVINT SOLAR, INC.

2014 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT

Terms defined in the Vivint Solar, Inc. 2014 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement, including the Notice of Stock Option Grant (the “Notice of Grant”), Terms and Conditions of Stock Option Grant, and all exhibits to these documents (all together, the “Agreement”).

Participant has been granted an Option with the terms below and subject to the terms and conditions of the Plan and this Agreement:

Participant:
Grant Number
Grant Date
Vesting Start Date
Number of Shares Granted
Exercise Price per Share
Total Exercise Price
Type of Option	Incentive Stock Option
Nonstatutory Stock Option
Expiration Date

Vesting Schedule:

Unless the vesting is accelerated, this Option will be exercisable to the extent vested on the following schedule:

[If Participant continues to be a Service Provider through each such date, 25% of the Shares subject to the Option will vest on the 1 year anniversary of the Vesting Start Date, and 1/48th of the Shares subject to the Option will vest on the same day as the Vesting Start Date each following month or if there is no corresponding day, on the last day of the month. All vesting will be rounded in accordance with Section 3(f) of the Plan]

If Participant ceases to be a Service Provider for any or no reason before Participant fully vests in the Option, the unvested portion of the Option will immediately terminate.

Exercise of Option:

(a)

If Participant dies or the termination of status as a Service Provider is due to a Disability, the vested portion of this Option will be exercisable for 12 months after the Termination of Status Date. For any other Termination of Status, the vested portion of this Option will only be exercisable for 3 months after the Termination of Status Date.

(b)	If there is a Change in Control or merger of the Company, Section 14 of the Plan may cause further limitations to the Option’s exercisability.
(c)

The Option will not be exercisable after the Expiration Date, unless Section 4(f) of the Plan, which tolls expiration in very limited cases when there are legal restrictions on exercise, permits later exercise.

Participant’s signature below indicates that:

(i)	He or she agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.
(ii)

He or she understands that the Company is not providing any tax, legal or financial advice and is not making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares.

(iii)

He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal and financial advisors prior to signing this Agreement and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.

(iv)	He or she has read and agrees to each provision of Section 11 of this Agreement.
(v)	He or she will notify the Company of any change to the contact address below.

PARTICIPANT

Signature
ADDRESS:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.     Grant of Option. The Company grants Participant an Option to purchase Shares of Common Stock as described on the Notice of Grant. If there is a conflict between the Plan and this Agreement, the Plan will prevail.

If the Notice of Grant designates this Option as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Code Section 422. Even if this Option is designated an Incentive Stock Option, to the extent it first become exercisable as to more than $100,000 in any calendar year, the portion in excess of $100,000 is not an ISO under Code Section 422(d) and that portion will be a Nonstatutory Stock Option (“NSO”). If there is any other reason this Option (or a portion of it) will not qualify as an ISO, to the extent of such nonqualification the Option will be an NSO. Participant understands that he or she will have no recourse against the Administrator, any member of the Company Group, or any officer or director of a member of the Company Group if his option is not an ISO.

2.     Vesting Schedule. The Option will only be exercisable (also referred to as vested) under the Vesting Schedule on the Notice of Grant or as set out in Section 3 of this Agreement. Shares scheduled to vest on a date or upon the occurrence of a condition will not vest unless Participant continues to be a Service Provider beginning on the Grant Date through the date that the vesting is scheduled to occur. The Administrator may modify the vesting schedule under Section 10 of the Plan if Participant takes a leave of absence or has a reduction in hours worked.

3.     Administrator Discretion. The Administrator may accelerate the vesting of any portion of the Option. In that case, the Option will be vested as of the date specified by the Administrator.

4.     Forfeiture upon Termination of Status as a Service Provider. Any unvested Shares subject to the Option that have not vested as of the time of Participant’s termination as a Service Provider immediately will cease vesting and will revert to the Plan on the 30th day following the Termination of Status Date. The date of Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.

5.     Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate or, if the Administrator permits, Participant’s designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

6.     Exercise of Option.

(a)      Right to Exercise. This Option may be exercised only before its Expiration Date and only under the Plan and this Agreement.

(b)     Method of Exercise. To exercise this Option, Participant must deliver and the Administrator must receive an exercise notice according to procedures determined by the Administrator. The exercise notice must:

(i)      State the number of Shares as to which the Option is being exercised (“Exercised Shares”),

(ii)     Make any representations or agreements required by the Company,

(iii)     Be accompanied by a payment of the total Exercise Price for all Exercised Shares,

(iv)     Be accompanied by a payment of all required Tax-Related Items (defined in Section 8(a)) for all Exercised Shares.

On the date that both the Exercise Notice and payments due under Sections 6(b)(iii) and 6(b)(iv) are received by the Company for all Exercised Shares, the Option will be deemed exercised. The Administrator may designate a particular exercise notice to be used, but until a designation is made the exercise notice attached to this Agreement as Exhibit C may be used.

7.      Method of Payment. Participant may pay the Exercise Price by any of the following methods or a combination of methods:

cash;

check;

consideration received by the Company under a formal cashless exercise program adopted by the Company; or

surrender of other Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company. If Shares are surrendered, the value of those Shares will be the Fair Market Value on the date they are surrendered.

A non-U.S. resident may be restricted by the Appendix as to his or her method of exercise.

8.     Tax Obligations.

(a)       Tax Withholding.

(i)       No Shares will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by the Appendix.

(ii)       The Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant.

(iii)       If Participant does not arrange for the payment of any Tax-Related Items at the time of an attempted Option exercise, the Company may refuse to honor the exercise and refuse to deliver the Shares.

(iv)       If Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or Participant’s employer (the “Employer”), or former employer may withhold or account for tax in greater than one jurisdiction.

(b)       Tax Reporting. If the Option is partially or wholly an ISO, and if Participant sells or otherwise disposes of any the Shares acquired by exercising the ISO portion on or before the later of (i) the date 2 years after the Grant Date, or (ii) the date 1 year after the date of exercise, Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant and must immediately notify the Company in writing of the disposition. If Participant exercises the Option after 3 months have passed since Participant ceased to be an employee of the Company or a Parent or Subsidiary of the Company, it will no longer be an ISO.

(c)       Code Section 409A. If the Option was granted with an Exercise Price that is less than the Fair Market Value of a Share on the Grant Date (a “Discount Option”) there may be adverse tax consequences to Participant. These adverse consequences could include income recognition before exercise, a 20% penalty tax for U.S. taxpayers, and potentially penalties, interest, and state taxes. There could also be adverse tax consequences for non-U.S. taxpayers. Although the Company believes that the Exercise Price is no less than the Fair Market Value of a Share on the Grant Date, the Company cannot guarantee this.

9.     Forfeiture or Clawback. The Option (including any proceeds, gains or other economic benefit received by Participant upon its exercise or the subsequent sale of Shares resulting from the exercise) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of Applicable Laws.

10.     Rights as Stockholder. Participant’s rights as a stockholder of the Company, including as to voting Shares and the receipt of dividends and distributions on such Shares will not begin until certificates representing Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

11.     Acknowledgements and Agreements. Participant’s signature on the Notice of Grant accepting the Option, indicates that:

(a)     HE OR SHE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THIS OPTION IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, GRANTED THIS OPTION, AND EXERCISING THE OPTION WILL NOT RESULT IN VESTING.

(b)     HE OR SHE FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AND AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF PARTICIPANT’S EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

(c)     He or she agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d)     He or she understands that exercise of the Option is governed strictly by Sections 6, 7, and 8 and that failure to comply with those Sections could result in the expiration of the Option, even if an attempt was made to exercise.

(e)     He or she understands the consequences of Discount Options described in Section 8(c) and agrees that the Company will have no liability to him or her if the Option is determined to be a Discount Option.

(f)     He or she agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery and that he or she will participate in the Plan through any electronic system designated by the Company.

(g)     He or she accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.

(h)     He or she agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(i)     He or she agrees that the grant of an Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past.

(j)     He or she agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.

(k)     He or she agrees that he or she is voluntarily participating in the Plan.

(l)     He or she agrees that the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(m)     He or she agrees that the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

(n)     He or she agrees that the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty.

(o)     He or she understands that if the underlying Shares do not increase in value, the Option will have no intrinsic monetary value.

(p)     He or she understands that if the Option is exercised, the value of Shares received on exercise may increase or decrease in value, even below the Exercise Price.

(q)     He or she agrees that, for purposes of the Option, Participant’s engagement as a Service Provider will be considered terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator.

(r)     He or she agrees that any right to vest in the Option under the Plan, if any, will terminate as of the Termination of Status Date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or Participant’s engagement agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).

(s)     He or she agrees that the period (if any) during which Participant may exercise the Option after a termination of Participant’s engagement as a Service Provider will start on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any.

(t)     He or she agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Option grant (including whether Participant may still be considered to be providing services while on a leave of absence).

(u)     He or she agrees that none of the Company and any member of the Company Group will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.

(v)     He or she has read and agrees to the Data Privacy Provisions of Section 12 of this Agreement.

(w)     He or she agrees that no claim or entitlement to compensation or damages shall arise from forfeiture of the unvested Shares subject to the Option resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company and all members of the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12.     Data Privacy.

(a)     Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer, the Company and any member of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)     Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c)     Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan.

(d)     Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides in certain jurisdictions outside the United States, to the extent required by Applicable Laws he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this Option, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing these consents on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company will not be able to grant Participant awards under the Plan or administer or maintain awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of Participant’s refusal to consent or withdrawal of consent.

13.     Miscellaneous

(a)      Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Vivint Solar, Inc., 4931 N. 300 W., Provo, Utah, 84604, Attention: Stock Plan Administrator, until the Company designates another address in writing.

(b)      Non-Transferability of Option. This Option may not be transferred other than by will or the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

(c)      Binding Agreement. If the Option is transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties to this Agreement.

(d)      Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares to, Participant (or his or her estate) under the Option, no purchase or issuance will occur until such condition has been satisfied in a manner acceptable to the Company. The Company will try to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

(e)      Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f)     Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g)     Modifications to the Agreement. Modifications to this Agreement or the Plan can be made only in an express written contract (including a unilateral contract) executed by a duly authorized officer of the Company. The Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Option, and to comply with other Applicable Laws.

(h)     Non-U.S. Appendix. The Option is subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country (the “Appendix”). If Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(i)     Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agree that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.

(j)     Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise the Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Stock Option Grant.

(k)     Waiver. Participant acknowledges that a waiver by the Company of a breach of any provision of this Award Agreement will not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

EXHIBIT B

APPENDIX TO STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix to Stock Option Agreement (the “Appendix”) includes additional terms and conditions that govern the Option granted to Participant under the Plan if Participant resides in one of the countries listed below at the time of grant or Participant moves to one of the listed countries. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of [DATE]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Participant exercises the Option or sells Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment after the Option is granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to Participant, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

[INSERT COUNTRY SPECIFIC PROVISIONS]

EXHIBIT C

VIVINT SOLAR, INC.

2014 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Vivint Solar, Inc.

4931 N. 300 W.

Provo, Utah 84604

Attention: Stock Administration

Purchaser Name:
Stock Option Grant Date:
Exercise Date:
Number of Shares Exercised:
Per Share Exercise Price:
Total Exercise Price:
Exercise Price Payment Method:
Tax-Related Items Payment Method:

The information in the table above is incorporated in this Exercise Notice.

1.     Exercise of Option. Effective as the Exercise Date, I elect to purchase Number of Shares Exercised (“Exercised Shares”) under the referenced Stock Option Agreement (the “Agreement”) for the Total Exercise Price.

2.     Delivery of Payment. With this Exercise Notice, I am delivering the Total Exercise Price and any required Tax-Related Items to be paid in connection with purchase of the Exercised Shares. I am paying my total purchase price by Purchase Price Payment Method and the Tax-Related Items by Tax-Related Items Payment Method.

3.     Representations of Purchaser. I acknowledge

(a)     I have received, read and understood the Plan and the Agreement and agree to be bound by their terms and conditions.

(b)     The exercise will not be completed until this Exercise Notice, Total Exercise Price, and all Tax-Related Payments are received by the Company.

(c)     I have no rights as a stockholder of the Company, including as to voting Shares and the receipt of dividends and distributions on such Shares until certificates representing Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to me.

(d)     That no adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 13 of the Plan.

(e)     There may be adverse tax consequences to exercising the Option and I am not relying on the Company for tax advice but have had an opportunity to obtain the advice of personal tax, legal and financial advisors prior to exercising.

(f)      The modification and choice of law provisions of the Agreement also govern this Exercise Notice.

4.     Entire Agreement; Governing Law. The Plan and Agreement are incorporated by reference. This Exercise Notice, the Plan and the Agreement are the entire agreement of the parties with respect to the Options and this exercise and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to their subject matter.

Submitted by:

PARTICIPANT

Signature
ADDRESS: